Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Investment Managers Series Trust III regarding the Prospectus and Statement of Additional Information of Manteio Managed Futures Strategy Fund and Manteio Multialternative Strategy Fund, each a series of Investment Managers Series Trust III.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

February 25, 2025